                                                                  EXHIBIT 10.(k)

                          INVESTMENT ADVISORY AGREEMENT


     THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement"), dated March 31, 2001, is by and between Aetna Insurance Company of America, a corporation existing under the laws of Florida ("Client"), and ING INVESTMENT MANAGEMENT LLC, a Delaware limited liability company ("IIM").

     SECTION 1. APPOINTMENT OF IIM - Client hereby appoints IIM to provide investment advisory services with respect to assets of Client allocated from time to time by Client to IIM (the "Account") under the terms and conditions set forth in this Agreement. IIM hereby accepts such appointment and agrees to provide such investment advisory services, subject to the terms and conditions of this Agreement.

     SECTION 2. INVESTMENT GUIDELINES - Client shall provide from time to time written investment objectives and guidelines established by its Board of Directors to IIM (the "Client Guidelines"). IIM shall make recommendations to Client regarding the direction and management of the investment and reinvestment of assets in the Account, and shall invest and reinvest the assets in the Account consistent with the Client Guidelines. To the extent that Client's investments are subject to restrictions based on the laws and regulations of Client's domicile, Client will provide IIM with an initial copy and prompt updates of such restrictions. The Client Guidelines currently in effect are attached hereto EXHIBIT "A".

     SECTION 3. DISCRETIONARY AUTHORITY; BROKERAGE - Subject to the terms and conditions of this Agreement, Client hereby confers, and IIM hereby accepts (a) full discretion and authority to supervise, manage and direct the assets in the Account, including, without limitation, establishing a securities lending program, and (b) the right, power and authority, as Client's agent, to negotiate, execute, deliver, amend, modify and/to terminate such legal documents of every kind and nature which IIM believes are necessary or advisable in connection with its performance of this Agreement (including, without limitation, contracts, deeds, notes, assignments, mortgages, leases, security agreements and services agreements). IIM shall have the power and authority as Client's agent to establish brokerage accounts on behalf of Client, to purchase lend, sell, invest, reinvest, exchange, convert and trade the assets in the dealers or issuers selected by IIM (including those that from time to time may furnish to IIM statistical and investment research information and other services).

     SECTION 4. ADMINISTRATIVE SERVICES - IIM will provide Client with the following administrative services: preparation of Schedules B and D to Client's annual statement; preparation of quarterly investment reports for submission by Client to its Board of Directors; pricing of portfolios on a periodic basis as mutually agreed; private placement securities servicing (provided that servicing needs outside of IIM's historical experience may be outsourced, and billed to Client, at IIM's cost); coordination of purchases and sales at custodian banks; and management of a securities lending program and coordination of securities lending transactions (which may include reinvestment by IIM or its designee of cash collateral supporting securities lending transactions) (as and if applicable to the Account). IIM will also (at its election) either provide or arrange for the provision of mortgage loan servicing for the Account. Client will pay the fees of any third party mortgage loan servicer. IIM shall keep and maintain or cause to be kept and maintained full and complete documentation and records of all transactions in respect of the assets in the Account and shall reconcile its books and records and the books and records of the custodian in a manner deemed acceptable by IIM.

     SECTION 5. FEES - Client will pay to IIM as full compensation for services rendered a quarterly fee based on the annual fees set forth in EXHIBIT "B", which is attached hereto and incorporated herein by reference. This fee schedule may be amended by written agreement of the parties. If IIM shall serve for less than the whole of any quarterly period, its compensation shall be payable on a pro rata basis for the period of the calendar quarter for which it has served as an advisor hereunder. No cash or securities due to or held for the Account shall be paid or delivered to IIM except in payment of the fee payable to IIM under this Agreement.

     SECTION 6. PROCEDURES - All transactions will be consummated by payment to or delivery by Client, or such other party as the Client may designate in writing (the "Custodian"), of all cash and/or securities due to or from the Account. IIM shall not act as custodian for the Account. IIM shall instruct all brokers or dealers executing orders on behalf of the Account to forward copies of all brokerage confirmations promptly after execution of such transaction to Client and/or the Custodian. Client will instruct the Custodian, if any, to provide IIM with such periodic reports concerning the status of the Account as IIM may reasonably request. IIM shall be authorized to rely and act upon instruction received from any Client representative reasonably believed by IIM to be authorized to provide such instruction.

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     SECTION 7. PROXIES - Unless otherwise requested by Client, IIM shall vote securities held in the Account in response to proxies solicited by the issuers of such securities in accordance with IIM's proxy voting guidelines as in effect from time to time. A copy of such guidelines will be provided to Client upon its request.

     SECTION 8. SERVICE TO OTHER CLIENTS - It is understood that IIM provides investment advisory services for other clients. It is further understood that IIM may take investment action on behalf of such other clients which differs from investment action taken on behalf of Client. If the purchase or sale of securities for the Account and for one or more such other clients is considered at or about the same time, the transactions in such securities will be allocated in a manner deemed equitable by IIM.

     SECTION 9. LIMITATION OF LIABILITY - In rendering services under this Agreement, IIM will not be subject to any liability to Client or to any other party for any act or omissions of IIM except as the result of IIM's gross negligence or willful misconduct. IIM may, with respect to questions of law, apply for and obtain the advice and opinion of counsel, and shall be fully protected with respect to anything done by it in good faith in conformity with such reasonable advice or opinion. Nothing herein shall in any way constitute a waiver or limitation of any right or any party under applicable Federal or State law.

     SECTION 11. CERTAIN EXPENSES - Client shall pay, or reimburse IIM for, all costs and expenses incurred by IIM (including without limitation the fees and expenses of outside counsel) in connection with litigation, workouts, restructuring and other similar activities related to the performance of IIM's obligations hereunder. IIM shall also be entitled to obtain reimbursement from Client for such other fees, costs and expenses which are agreed upon by Client and IIM and payable to unrelated third party contractors engaged by IIM pursuant to this Agreement in connection with IIM's performance of this agreement.

     SECTION 12. REPRESENTATIONS BY CLIENT - Client hereby represents and warrants to IIM as follows:

     (a) Client has the power and authority to execute, deliver and perform its obligations under this Agreement;

     (b) This Agreement has been duly authorized, validly executed and delivered by one or more authorized signatories of Client, and this Agreement constitutes a legal, valid and binding obligation of Client, enforceable against Client in accordance with its terms;

     (c) The execution and delivery of this Agreement and Client's performance hereunder do not and will not be in contravention of or in conflict with Clients charter documents or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking to which Client is a party or by which Client's assets or properties are or may become bound. Client has obtained all necessary consents and approvals of all regulatory and governmental authorities and agencies having jurisdiction over Client for Client to execute and deliver this Agreement and to perform hereunder.

     SECTION 13. REPRESENTATIONS BY IIM - IIM hereby represents and warrants to Client as follows:

             (a) IIM has the power and authority to execute, deliver and perform its obligations under this Agreement;

             (b) This Agreement has been duly authorized, validly executed and delivered by one or more authorized signatories of IIM, and this Agreement constitutes a legal, valid and binding obligation of IIM, enforceable against IIM in accordance with its terms;

             (c) The execution and delivery of this Agreement and IIM's performance hereunder do not and will not be in contravention of or in conflict with IIM's charter documents or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking to which IIM is a party or by which IIM's assets or properties are or may become bound. IIM has obtained all necessary consents and approvals of all regulatory and governmental authorities and agencies having jurisdiction over IIM for IIM to execute and deliver this Agreement and to perform hereunder.

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     SECTION 14. FORM ADV PART II - The parties hereto acknowledge that, prior to the execution of this Agreement, IIM furnished to Client, for Client's review and inspection, a copy of the Form ADV Part II most recently filed by IIM with the Securities and Exchange Commission. Upon Client's written or oral request, IIM shall provide to Client a copy of any future Form ADV Part II.

     SECTION 15. TERMINATION - This Agreement may be terminated by either party on the month-end next following receipt of written notice of termination.

     SECTION 16. NOTICE - Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

             TO IIM:       ING INVESTMENT MANAGEMENT LLC
                           c/o Corporate Counsel
                           5780 Powers Ferry Road - Suite 300
                           Atlanta, Georgia   30327-4349

             TO Client:    AETNA INSURANCE COMPANY OF AMERICA
                           c/o Chief Financial Officer
                           151 Farmington Avenue
                           Hartford, CT   06156

     SECTION 17. CONSTRUCTION OF AGREEMENT - This Agreement shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the State of Georgia.

     SECTION 18. ASSIGNMENT - This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their permitted successors and assigns hereunder, provided, however, that IIM may not assign its rights and obligations under this Agreement unless and until it shall have first received the prior written consent of Client. The above consent may be withheld for any reason, but if such consent is given, IIM's assignee shall be required to assume and agree to perform all the obligations of IIM hereunder and IIM shall remain fully liable for the performance of its obligations under this Agreement arising prior to any such assignment.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above.

     CLIENT:                  AETNA INSURANCE COMPANY OF AMERICA

                              By: /s/ David Pendergrass
                                  ------------------------------------
                              Name:  David Pendergrass
                              Title: Vice President and Treasurer

     IIM:                     ING INVESTMENT MANAGEMENT LLC

                              By:  /s/ Mark S. Jordahl
                                  ------------------------------------
                              Name:  Mark S. Jordahl
                              Title: President

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                                   EXHIBIT "A"

                                CLIENT GUIDELINES

                       AETNA INSURANCE COMPANY OF AMERICA

                   GENERAL ACCOUNT INVESTMENT POLICY STATEMENT

Following is a statement of overall investment guidelines for ING FSI North America (FSI-NA). The guidelines apply to the general accounts of the insurance companies in the United States and Canada. The aggregate of portfolios for each country should be within these guidelines; legal entity and individual portfolios can be outside these guidelines with the approval of FSI-NA General Management. Insurance Regulations pertaining to asset and portfolio characteristics will, of course, supersede these guidelines. Also stated are some specific guidelines and other considerations for our investment program.

BROAD GUIDELINES

     I.      QUALITY

          Portfolios should be cautious in accepting credit risk. The incremental returns for accepting this risk can appear attractive in good times and inadequate in bad times. Therefore, it is the philosophy of FSI-NA that the credit risk exposure should be highly diversified, actively managed, and under continuous review. Specific maximum exposures have been selected to achieve these results.

          Average quality of fixed income securities - e.g., public bonds, private placements, asset-backed securities, and MBS/CMO - cannot be below A+ for each country. FSI-NA will monitor bond quality on a quarterly basis.

          Credit quality guidelines include maximum holdings of individual credits. These maximum holdings apply to initial purchases of securities. If existing holdings deteriorate in quality and violate these maximums the security must be immediately evaluated and brought into compliance with these guidelines or obtain approval of FSI-NA General Management. Each portfolio is expected to use adequate default charges to cover credit risk.

     A.        MAXIMUM HOLDINGS OF INDIVIDUAL CREDITS - US

                                                                           % OF
               SECURITY                                                  TOTAL ASSETS
               --------                                                  ------------
                 US Governments and all US Government Guaranteed          No Limit

                 AAA Mortgage-Backed Securities (per issue)                   2.00%

                 AA Mortgage-Backed Securities (per issue)                    1.00

                 Corporate, Public and 144A Private Asset-Backed              1.00
                  Securities and Commercial Mortgage-Backed Securities
                  AAA and AA-

                 Corporates and Whole Loan MBS/CMO A+ to A-                   0.75

                 Corporates and Whole Loan MBS/CMO  BBB+ to BBB-              0.50

                 Private Placements, Private and Public Asset-Backed
                 Securities:
                    A- or better                                            0.60
                    BBB+ to BBB-                                            0.45

                 Public and Private Non-Investment Grade                    0.25
                 (Split-Rated, BB and B)

                 Foreign Based Corporations

               Corporates based in countries rated at least A-/A3           Same as for domestic
               and/or U.S. $ convertibility risk mitigated transactions     companies

               All Others                                                   0.25

               Commercial Mortgage (per transaction)                        0.45

     B.        MAXIMUM HOLDINGS OF INDIVIDUAL CREDITS - CANADA

                                                                            % OF
               QUALITY RATING (CBRS)                                    TOTAL ASSETS
               ---------------------                                    ------------
               Federal Government                                       No Limit

                                                                           % OF
               QUALITY RATING (CBRS)                                    TOTAL ASSETS
               Provincial Governments (per Province)                          15%

               Municipal Governments (per Municipality)                        5

               Financial Papers of Six Largest Banks (per Bank)                5

               Corporates AAA                                                  4

               Corporate AA                                                    3

               Corporates A                                                    2

               Corporates BBB                                                  1

               Mortgage-backed securities Guaranteed by NHA                    2

               Commercial Mortgages (uninsured)                                1

               Private Placements                                              1

               AAA                                                           1.0
               AA                                                            0.8
               A                                                             0.6
               BBB                                                           0.5

               Public & Private Below Investment Grade                       0.3

     II.       MATCHING

               To minimize interest rate risk, we embrace the basic principle that for each portfolio, duration and, if applicable, cash flow must bear a known relationship to the corresponding characteristics of life insurance and savings product liabilities. The duration of each portfolio must be maintained within the range established by FSI-NA and may not exceed target duration by more than one year. The asset/liability relationship will be monitored and documented on a regular basis. Only fixed-income securities and commercial mortgages are authorized for liability matching unless general account liabilities are linked to equity performance. Common stock, real estate and other equity investments are permissible in surplus portfolios and are to be excluded from duration of fixed income assets. All assets should be either denominated in or swapped into the currency of the liability to be consistent with our matching philosophy.

     III.      DIVERSIFICATION

               The asset mix of the country will be within maximum exposures for the general account assets (excluding separate accounts and segregated/variable accounts):

                                                                  US ASSET CLASS MAXIMUMS
                                                                  ------------------------
               ASSET CLASS

               Public Bonds                                                100%
               Below Investment Grade                                      8.5
               Foreign Based Corporations
                    Aggregate Limit                                         10
                    Country Limit (by rating category)
                           AAA to AA-                                        4
                           A+ to BBB                                         3
                       Below Investment Grade or Unrated                     2
               MBS/CMO (including CMO-B)                                    40
               CMO-B                                                         7*
               Commercial Mortgages                                         20
               Private Placements                                           30
               Preferred Stock                                              10
               "Basket Assets"                                              10**
               (Common Stock, Real Estate and other
                 Equity Investments)

                    * Target maximum is 7%; allocation may increase to 8% over short term periods -- i.e., three consecutive month ends - to take advantage of market opportunities

                    ** not to exceed surplus

                                                               CANADIAN ASSET CLASS MAXIMUMS
                                                               -----------------------------
               ASSET CLASS

               Bonds and MBS                                               100%

               Insured Mortgages                                            50

               Commercial Mortgages                                         30

               Below Investment Grade                                        5

               Preferred Shares                                             30

               Common Shares                                                15*

               Private Placements                                           20

               Short term securities excluding operating cash               20

               * (i) Excluding equities matched to general account liabilities and (ii) not to exceed surplus.

               Diversification by asset class is desirable to add economic diversification and to diversify away the risks of credit, liquidity, and convexity/call. It is our philosophy that diversification among and within asset classes mitigates those infrequent but severe periods that befall every asset class from time-to-time.

               SPECIFIC GUIDELINES

               1.  No venture capital.

               2. Maximum exposure to below investment grade bond limited to 8.5% of assets.

               3. Interest rate swaps, currency swaps, interest rate caps and floors, equity options, and other derivatives may be used in conjunction with specific direct investments or for portfolio asset liability management provided the resultant exposure is within counterparty exposure limits separately established; use of derivatives for purposes beyond the parameters established in these guidelines is prohibited.

               REAL ESTATE EQUITIES

               In order to opportunistically take advantage of equity real estate investments offering unusually attractive returns or joint transactions with ING real estate, such investments are permissible but the book value of such assets would be limited to no more than two percent (2%) of invested assets.

               INVESTMENT RESULTS

               FSI-NA General Management will approve investment performance benchmarks for each portfolio. These may include spread/benchmarks, total return benchmarks, competitive measurement and positioning, and investment income targets depending on the nature of the asset/liability relationship and the portfolio management strategy. Actual results vs. benchmarks will be reviewed quarterly.

               TAX EFFICIENCY

               Portfolios can be modified to achieve enhanced after-tax results. These modifications generally take two forms: tax-enhanced investments such as common and preferred shares to minimize income taxes and transactions undertaken to minimize capital gains taxes. These activities are encouraged as long as they are consistent with the tax position in each country and do not incur capital loss beyond levels approved b FSI-NA.

               SHORT TERM INVESTMENT REQUIREMENTS - US

               Short-term (90 days or less) investing will be done only in Treasury, Mortgage-Backed Repurchase Agreements, Commercial Paper, Time Deposits, Bankers Acceptance Notes and Loan Participations in domestic companies carrying a quality rating of A1, P1 or the long-term credit rating of A3 or higher, or as otherwise determined by the treasury department.

                                   EXHIBIT "B"

                          ING INVESTMENT MANAGEMENT LLC

                              ADVISORY FEE SCHEDULE

                               AS OF APRIL 1, 2001

ANNUAL ASSET MANAGEMENT FEES (based on assets under management):

                             ASSET CLASS                                                BASIS POINT FEE
-------------------------------------------------------------------------------------------------------
-    public bonds, MBS, CMO-A, preferred stock, insured residential mortgages and             20.0
     short term investments

-    private placements (investment grade)                                                    20.0

-    below investment grade                                                                   25.0

-    derivatives                                                                              50.0

-    CMO-B                                                                                    50.0

-    actively managed common stock and other high yield stock programs                        50.0

-    indexed common stocks                                                                    10.0

-    commercial mortgages                                                                     20.0

-    real estate, foreclosed mortgages, and problem commercial loans                          72.7

                                                                                        1.8 b.p. for
-    portfolio management and investment services (applied to all assets under          first $1.0
     management per portfolio)                                                          billion and
                                                                                        0.8 b.p. for
                                                                                        the excess

-    separate accounts, segregated funds, and pension trusts                            5.0 b.p. in
                                                                                        additional to
                                                                                        the asset class
                                                                                        charge

PRODUCTION FEE (one-time fee assessed at close of transaction):

                             ASSET CLASS                                                BASIS POINT FEE
-------------------------------------------------------------------------------------------------------
-    private placements (investment grade)                                                    20.7

-    private placements (international -  investment grade)                                   30.0

-    private placements (BIG)                                                                 40.0

-    commercial mortgages                                                                     16.7